EXHIBIT 99.1

BioCryst Receives Additional NIAID Funding for Manufacture and Development of BCX4430 to Treat Hemorrhagic Virus Diseases

RESEARCH TRIANGLE PARK, N.C., Sept. 18, 2014 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today announced that the National Institute of Allergy and Infectious Diseases (NIAID) has exercised two additional options under its contract, which provides for GMP drug substance and drug product manufacture of BCX4430. Exercise of these options includes up to a $2.0 million increase to the existing development contract.

The contract modification and the two additional options exercised represent up to $4.0 million to BioCryst in order to accelerate the development of BCX4430 as a treatment for hemorrhagic fever viruses, including Ebola virus and Marburg virus disease.  NIAID, part of the National Institutes of Health, granted this five year term contract to BioCryst in September 2013.   Approximately $19.9 million of funding has been awarded to date under the contract. With this additional award, the BCX4430 development contract has been increased in value to $26.3 million, if all options are exercised.

This project is funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN272201300017C.

About the BSAV Program & BCX4430

The objective of BioCryst's BSAV research program is to develop broad-spectrum parenteral and oral therapeutics for viruses that pose a threat to health and national security. The lead BSAV compound is BCX4430, an RNA dependent-RNA polymerase inhibitor that has demonstrated broad-spectrum activity against more than 20 RNA viruses in nine different families, including filoviruses, togaviruses, bunyaviruses, arenaviruses, paramyxoviruses, coronaviruses and flaviviruses. BioCryst is developing BCX4430 in collaboration with U.S. Government Agencies following the Animal Rule regulatory pathway.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161 and several second generation compounds; peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that BioCryst or its licensees may not be able to enroll the required number of subjects in planned clinical trials of its product candidates and that such clinical trials, may not be successfully completed; that the Company or its licensees may not commence as expected additional pre-clinical studies or human clinical trials may not be commenced as expected or such studies may not be successfully completed; that the FDA may require additional studies beyond those planned for BCX4430, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold BCX4430, or withhold market approval for BCX4430; that the Company may not be able to obtain additional funding for BCX4430; that government funding or other contracts for BCX4430 may have certain terms and conditions, including termination provisions, that subject the Company to additional risks; that the Company may lose current funding for the program; that the Company may never file an IND for BCX4430; that its actual financial results may not be consistent with its expectations, including that 2014 operating expenses and cash usage may not be within management's expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

BCRXW

CONTACT: Robert Bennett, BioCryst Pharmaceuticals,
         +1-919-859-7910